 POWER OF ATTORNEY

Know all men by these presents, that Jack M. Clark,Jr. whose signature appears below, constitutes and appoints Thomas S. Hall, Scott T. Macomber and John W. Lawrence, Jr., and
each of them, as his true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all
Forms 3, 4 and 5 and Schedule 13Gs and any amendments and supplements thereto, and to file the same with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes may lawfully do or cause to be done by virtue thereof.

Date:  June 29, 2006    by:/s/ JACK M. CLARK, JR.
      Jack M. Clark. Jr.